Exhibit 23.1



                            Consent of KPMG LLP


To the Board of Directors
Tumbleweed Communications Corp.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Tumbleweed Communications Corp. of our report dated January 20, 2004, except as to the third paragraph of note 13(a) and the first paragraph of note 13(b), which are as of February 11, 2004, relating to the consolidated balance sheets of Tumbleweed Communications Corp. and subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of the Company.

Our report contains an explanatory paragraph that refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.


                                                               /S/ KPMG LLP

Mountain View, California
April 8, 2004